Exhibit 99.1

T5 CORP. SIGNS TEAMING AGREEMENT WITH REMEDIAL CONSTRUCTION SERVICES, LP

Lake Oswego, Oregon [GMHC]– On June 7, 2012, T5 Corp. entered into a five-year Teaming Agreement with Remedial Construction Services. LP (“RECON”), a national leader in the field of environmental remediation services.  T5 and RECON have agreed to jointly pursue remediation and recycling opportunities using their combined technology RECON will be primarily responsible for projects in North America and has agreed that T5 will be the exclusive technology provider in connection with mutually agreed projects and the remediation of soils and sludge using T5’s indirect thermal desorption technology.  T5 will be the prime contractor on projects outside North America and will have the right to employ RECON’s ionizer, organophilic clay and LSS technologies.

Patrick Garrett, CEO of T5, commented, “We are proud to work closely with RECON, which has established a superior reputation in the industry.   The combined capabilities of T5’s technology and experience with RECON’s infrastructure and geotechnical and engineering skills means we have the ability to undertake virtually any environmental remediation project and outperform our competition.  We expect our joint efforts to quickly result in substantial contracts.”

“RECON is very excited to be joining with T5,” said Steven R. Birdwell, CEO of RECON.   “The opportunities in our industry are incredible, from both our existing client base and new prospects.  RECON and T5 together bring unique solutions with unmatched results to the environmental problems of the oil and gas industry.”

ABOUT T5 CORP.

T5 Corp. [GMHC] is a technology company providing remediation and recycling services to the oil and gas industry.  T5’s management team has more than 100 years of combined experience in remediation projects and has designed, built and operated successful remediation projects throughout the world for more than 15 years.

ABOUT REMEDIAL CONTRUCTION SERVICES, LP

RECON is has completed over 2,500 environmental remediation, geotechnical construction, and civil construction projects. These projects have included the remediation or  modification of soil, sediment, sludge, surface water, groundwater, and structures using chemical, biological, and physical means.  RECON’s client base includes industrial, commercial, and governmental clients.  Additional information can be found at RECON’s website at www.reconservices.com.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements, including, but not limited to, statements regarding T5 Corp.. and plans, products and related market potential. Forward-looking statements may be identified by the use of the words "anticipates," "expects," "intends," "plans," "should," "could," "would," "may," "will," "believes," "estimates," "potential," or "continue" and variations or similar expressions. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties discussed in T5 Corp.’s filings with the Securities and Exchange Commission, which factors are incorporated herein by reference. Readers are cautioned not to place undue reliance on any of these forward-looking statements. T5 Corp. undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect actual outcomes.

Contact:

Patrick Garrett, CEO
(503) 789-0316
T5 Corp.
4 Grouse Terrace
Lake Oswego, OR  97035